ALTERNATIVE TECHNOLOGY RESOURCES, INC.
                     REGISTRATION STATEMENT ON
                             FORM SB-2

                           EXHIBIT 10.53

MASTER PROGRAMMING AGREEMENT

  This is a master agreement between Liberty Mutual Insurance Company (LMIC), a Massachusetts mutual insurance company having a principal place of business at 175 Berkeley Street, Boston, Massachusetts and 3NET SYSTEMS Inc. a Delaware corporation having a principal place of business at 629 J Street, Sacramento, California 95814 (said 3NET SYSTEMS, Inc. hereinafter referenced as VENDOR).

  LMIC from time to time seeks creation and delivery of custom programmed software as well as maintenance and enhancement of existing internally created software applications and desires the services of parties having the skills to perform these tasks.

  VENDOR has represented that VENDOR has the ability to supply personnel with appropriate knowledge and skills because VENDOR maintains a staff (Consultants), who provide professional services, including but not limited to, advisory assistance, systems analysis and design, application development, design and programming, project management, technical services, documentation and technical writing, education and training.

  Subject to the terms and conditions of this Agreement, LMIC is willing to engage VENDOR to supply services and to pay for the same.

1.         OBJECT

  VENDOR will provide skilled temporary personnel as requested from time to time by LMIC to render technical services and computer program creation and maintenance. The skill sets, experience categories desired and range of rates payable are set forth in Exhibit A which is annexed hereto and incorporated in this Agreement by reference.

2.         COMPENSATION

(a.) LMIC shall pay VENDOR at the rates provided in Exhibit A.

(b.) The parties agree that VENDOR is not entitled to travel or living expenses.

(c.) VENDOR agrees to keep such books and records as shall be required to demonstrate the services rendered and the time spent on each component task and LMIC reserves the right to audit the same.

(d.) Unless other ae net 30 days.

3.         WARRANTIES

COMPUTER PROGRAMS

  VENDOR shall clearly and without exception identify any proprietary computer program or set of programs (all referenced hereafter as Development Tool) which is or are used by VENDOR to develop or otherwise generate the source code for any computer program developed under the Agreement. Further if a Development Tool is in whole or in part embedded in or required for the execution of a computer program delivered under the Agreement then VENDOR hereby grants a non-personal, non-exclusive, royalty free, world-wide license to LMIC to use,

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market or distribute without restriction those parts of the Development Tool which are embedded in or necessary for the computer program to run.

SERVICES

  Consultants shall employ best efforts for all services rendered hereunder. Minimally all services shall be commercial quality consistent with the level of expertise sought in each category.

MAINTENANCE OF CONFIDENTIALITY

  VENDOR acknowledges and agrees that VENDOR shall have access to proprietary, confidential business and financial information and plans of LMIC and other third parties including but not limited to financial information or intellectual property of third parties licensed to LMIC. VENDOR agrees that all such information, plans and intellectual property shall be held in the strictest confidence, that VENDOR shall not reveal the same to any third parties, that VENDOR shall not make or retain any copies upon termination of this agreement, nor except for the performance of services under this Agreement make any use of such information, plans and intellectual property.

INFRINGEMENT

  VENDOR warrants that the intellectual property rights of any entity not a party to this agreement, including without limit or limitation copyrights, patents, trade secrets or information protected by contractually imposed disclosure or use restrictions, are not and shall not be infringed or otherwise violated by VENDOR performance under this Agreement.

NETWORK SECURITY

  VENDOR understands that Consultants shall have limited access to a large, complex private electronic communication and information network of the Liberty Mutual Insurance Group. VENDOR understands this Network contains trade secrets, business plans, proprietary or sensitive information of the Liberty Mutual Insurance Group, customers of that Group, vendors and suppliers to the Group, and private persons. Limited access is granted solely to allow VENDOR to render services contracted under this Agreement. VENDOR agrees that any Consultant having access to the Network by any means shall honor any proprietary notices and comply with any restricted access or limited use notices appearing defend, indemnify and hold harmless the Liberty Mutual Insurance Group and its personnel from any loss, cost, claim, demand, damage, liability or expense of any kind arising or related to any unauthorized access or misuse of the Network or any unauthorized access or misuse of trade secrets, business plans, proprietary or sensitive information. Authorized access occurs when a Consultant makes use of Consultant's identification access codes or passwords to link to the Network by electronic or telecommunications facilities to perform services under this Agreement. Any other link to the Network is unauthorized access. Authorized access and use of trade secrets, business plans, proprietary or sensitive information occurs when a Consultant reads, copies, publishes, reveals, transmits or acts on trade secrets, business plans, proprietary or sensitive information or other information that is provided to Consultant(s) or kept and used by Consultant(s) under this agreement and only to the extent necessary to perform services under this Agreement. For the purposes of this Agreement anything outside the scope of authorized access and use is unauthorized access and misuse. Misuse and unauthorized access also includes damage or alteration of any trade secrets, business plans, proprietary or sensitive information stored on the Network.

SURVIVAL

  VENDOR acknowledges and agrees that the foregoing obligations of this section shall survive the termination or expiration of this contract. VENDOR agrees to inform in writing any person providing services under this Agreement of the foregoing obligations of confidentiality; and VENDOR shall take such actions as necessary or desirable to enforce the same.

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4.         OWNERSHIP

  VENDOR acknowledges and agrees for itself and any person providing services under this Agreement that all right, title and interest, including any copyright or trade secret right, in and to any written material related to any of Consultants services under this Agreement including by way of example and not limitation any system or program analysis, system and program documentation, and application program code, shall be vested solely and exclusively in LMIC, and upon the expiration or termination of this agreement for any reason VENDOR shall give LMIC all copies of written materials pertaining to the projects undertaken for LMIC by VENDOR and shall retain nothing. The term " written material " shall include by way of example and not limitation any system or program analysis, system or program documentation or computer program code of any kind created, conceived or written in the course of VENDOR'S performance under this Agreement and regardless whether in a form human readable or machine readable and regardless whether stored in an electronic or magnetic storage medium or on paper.

  VENDOR shall execute any conveyance on demand of LMIC required or desirable to carry into effect the aforesaid complete transfer of right, title and interest. VENDOR agrees to inform in writing any person providing services under this Agreement of the foregoing obligations and allocation of rights; and VENDOR shall take such actions as necessary or desirable to enforce the same.

5.         STATUS

  INDEPENDENT

  (1)  VENDOR acknowledges and agrees that VENDOR is an independent contractor.

  (2) VENDOR agrees that services shall be performed by VENDOR supplied personnel who have been adequately trained or otherwise selected by VENDOR for the assignments after having determined that such personnel possess the skills and qualifications for the assignment.

  (3) VENDOR warrants that it has and shall continue to comply at all times relevant to performance hereunder with all Federal, State and local laws and regulations, including but not limited to those relating to minimum and overtime wages and employment discrimination.

  VENDOR warrants that it has and shall continue to comply at all times relevant to performance hereunder with the provisions of the Immigration Reform and Control Act of 1986 and any other similar or related law, rule or regulation governing citizens of foreign countries in the United States.

  (4) VENDOR shall at all times remain the employer of those personnel on assignment to LMIC. VENDOR shall assume full responsibility for the payment of all Federal, State and local taxes, income and otherwise and any contributions imposed or required under any Federal or State laws regarding unemployment or social security for those personnel on assignment to LMIC.

  In addition, VENDOR shall maintain at its expense, Workers' Compensation Insurance covering such personnel, which shall provide benefits no less than those required by all applicable state laws. VENDOR shall also maintain, at its expense, general liability insurance with a minimum general aggregate limit of Two Million Dollars ($2,000,000) and an each occurrence limit of One Million Dollars ($1,000,000). VENDOR shall also obtain a fidelity bond covering personnel on assignment to LMIC if required by LMIC.

  (5) As provided in paragraph 4 above, VENDOR agrees to maintain and be responsible for the workers' compensation insurance covering personnel on assignment to LMIC. If any claim for workers' compensation benefits or awards is asserted against LMIC by any VENDOR personnel or personal representative, in the event of death, VENDOR agrees to defend, indemnify and save LMIC harmless with respect to the liability imposed upon LMIC in connection with such claims. LMIC agrees to give immediate written notice of any such assertion or award to VENDOR.

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  (6)  VENDOR further acknowledges and agrees that neither VENDOR nor any employee or agent of VENDOR shall be eligible for, nor shall participate in, any retirement, health, disability, unemployment or other fringe benefit plan or program applicable to employees of LMIC.

6.         TERM & TERMINATION

  (1) The term of this Agreement shall commence upon the date first set forth below and the terms and conditions hereof shall remain in force perpetually except that the rates set forth in Exhibit A shall be in force for one year from the commencement date. Such rates shall automatically renew for additional twelve month periods unless ninety (90) days prior to each anniversary of the commencement date either party shall have issued a notice of termination of all services under this Agreement or unless ninety (90) days prior to each anniversary

  VENDOR shall have proposed new rates which have been rejected by LMIC not less than thirty (30) days prior to such anniversary. The foregoing notwithstanding, and in consideration of VENDOR's placing a first priority on LMIC requests for personnel ahead of all other customers of VENDOR, the parties have agreed as follows. At the end of the first six (6) month period from the commencement date, and each six (6) month period thereafter, the actual rate assigned to each Consultant shall be reviewed by both parties and may be increased by mutual consent.

  Any Consultants services under this agreement shall be terminable by LMIC immediately for cause. In all other cases except as provided herein, LMIC may terminate further services under this Agreement upon ten (10) days written notice. Upon termination or expiration VENDOR shall surrender all written material in accord with the provisions of this agreement.

  (2) If LMIC is dissatisfied with any Consultant assigned to perform services under this Agreement, LMIC shall have the right to discontinue Consultant's services upon 24 hours notice ch event VENDOR will use its best efforts to assign within two (2) weeks, another qualified person to complete the assignment. In addition, if LMIC is dissatisfied with any Consultant and as a result elects to discontinue Consultant's services within the first thirty
(30) days of a Consultant's assignment at LMIC, LMIC will be entitled to a refund equal to fifty (50) percent of the Consultant's time billed to LMIC within that thirty (30) day period.

  (3) Employment Termination. Should an assigned Consultant terminate while performing services for LMIC, VENDOR will use its best efforts to assign within five (5) business days, another equally qualified person to complete the assignment.

7.        GENERAL AGREEMENTS

  DISPUTES

  The parties will attempt in good faith to resolve any controversy or claim arising out of or relating to this agreement promptly by negotiations between senior executives of the parties who have authority to settle the controversy.

  The disputing party shall give the other party written notice of the dispute. Within twenty days after receipt of said notice, the receiving party shall submit to the other a written response. The notice and response shall include
a) a statement of each party's position and a summary of the evidence and arguments supporting its position, and b) the name and title of the executive who will represent that party. The executives shall meet at a mutually acceptable time and place within thirty days of the date of the disputing party's notice and thereafter as often as they reasonably deem necessary to exchange relevant information and to attempt to resolve the dispute.

  If the matter has not been resolved within sixty days of the disputing party's notice, or if the party receiving said notice will not meet within thirty days, either party may initiate mediation of the controversy or claim in accordance with the Center for Public Resources Model Procedure for Mediation of Business Disputes.

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  If the matter has not been resolved pursuant to the aforesaid mediation procedure within sixty days of the initiation of such procedure, or if either party will not participate in a mediation, the controversy shall be settled by arbitration in accordance with the Center for Public Resources Rules for Non-Administered Arbitration of Business Disputes, by three arbitrators, of whom each party shall appoint one. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. Sections 1-16, and judgment upon the award rendered by the Arbitrators may be entered by any court having jurisdiction thereof. The place of arbitration shall be Boston, Massachusetts. The arbitrators are not empowered to award damages in excess of actual damages, including punitive damages.

  All deadlines specified in this section may be extended by mutual agreement.

  The procedures specified in this section shall be the sole and exclusive procedures for the resolution of disputes between the parties arising out of or relating to this Agreement; provided, however, that a party may seek a preliminary injunction or other preliminary judicial relief if in its judgment such action is necessary to avoid irreparable damage. Despite such action the parties will continue to participate in good faith in the procedures specified in this section. All applicable statutes of limitation shall be tolled while the procedures specified here are pending. The parties will take such action, if any, required to effectuate such tolling.

  LMIC shall provide written notice to:

  President
  3NET Systems, Inc.
  629 J Street
  Sacramento, California 95814

  VENDOR shall provide written notice to:

  Liberty Mutual Insurance Company
  225 Borthwick Avenue
  Portsmouth, N. H. 03801.
  attn: Manager - Information Systems - Human Resources

AGREEMENTS REGARDING EMPLOYMENT

  The parties acknowledge that from time to time Conf the other, then the approached party may require the individual seeking such change to notify the employer and receive an acknowledgment from the employer.

  If LMIC'S Information Systems Department hires or independently and directly contracts a Consultant supplied by VENDOR during the term or within ninety (90) days of termination or expiration of a Schedule under which such person is or has rendered services, then VENDOR'S sole, exclusive and complete remedy for any claim, suit, damage, cost or expense arising from or related to any loss of the Consultant's services, termination of an employment relationship, interference with contract or any other cause of action whether in contract or in tort shall be payment of the following sums:

       Total Length of Service per Consultant

             Month                                 % of LMIC Annual Salary

             1 and 2                               20%

             3 and 4                               15%

             5 and 6                               10%

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             7 and beyond                           0%

  If VENDOR hires LMIC Personnel:

                                        % of LMIC Annual Salary

  At anytime the VENDOR is supplying Consultants   10%

INDEMNIFICATION

  VENDOR shall defend, indemnify and hold harmless LMIC, its officers, directors and employees and any of its affiliates from and against any and all liabilities including but not limited to all liabilities or claims for bodily injury and property damage, all other claims, demands, losses, costs, damages or expenses, including reasonable attorney's fees regardless of the nature of the same arising from VENDOR'S representations in this Agreement, the services performed hereunder, VENDOR'S or VENDOR'S employee's or agent's acts or failures to act pursuant to the performance of the services under this Agreement or in any manner touching upon the relationship of the parties arising from this Agreement. This indemnity obligation shall survive any termination or expiration of this Agreement.

CHOICE OF LAW

  The interpretation of this contract and the allocation of rights, duties, responsibilities and obligations arising under the Agreement shall be governed by the substantive law of the Commonwealth of Massachusetts.

REFORMATION

  If any term or condition of this Agreement is found by a court of competent jurisdiction to be illegal, unlawful or otherwise unenforceable the parties agree that such term or condition shall be reformed as nearly as may be possible to carry forth the intentions of the parties and that such illegality, unlawfulness or unenforceability shall not act to void any other term or condition of this Agreement nor to void the Agreement as a whole.

HEADINGS

  The headings of the sections of this Agreement are for convenience of the parties only, do not form part of the Agreement and shall not affect the interpretation of this Agreement.

EFFECTIVE

  This document is effective upon execution by the last of the parties to sign and is material consideration for the acquisution of Consultants services hereunder.

SUCCESSORS

  This agreement is binding upon and shall inure to the benefit of the successors in interest and assigns of the parties.

ENTIRE AGREEMENT

  This Agreement and each Exhibit is the exclusive statement of the entire agreement of the parties in regard to the subject matter hereof and supersedes any and all other representations oral or written and any other agreements between them.

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  The parties or their authorized representatives have read this agreement, understand it and have executed as of the 9th day of October, 1996.

3NET SYSTEMS, Inc.                  LIBERTY MUTUAL INSURANCE COMPANY


By  JAMES D. ALEXANDER              By   CARL N. BLETZER
  James D. Alexander                  Carl N. Bletzer
  Vice President                      Vice President


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EXHIBIT A
DEFINITION OF PROGRAMMING EXPERTISE AND COMPENSATION SCHEDULE

The levels of programming expertise required are:

Programmer: 2-4 years exp. - Responsible for programming and testing assignments which involve maintenance of existing programs or development of new programs. Participates in analysis, design, programming and modification of programs for customer applications.

Programmer Analyst: 5-7 years exp. - Responsible for the initiation and design of new applications and defining changes/problems with existing programs. Designs and analyzes programs using technical skills in multi-functional areas. Requires relatively complex programming and testing assignments and analysis work.

Sr. Programmer Analyst: 7-9 years exp. - Responsible for the initiation and design of new applications and defining changes/problems with existing programs. Designs and analyzes programs using technical skills in multi-functional areas. Requires complex programming and testing assignments and analysis work.

Technical Analyst: 10+ years exp.- Designs and develops applications that are of a broad scope and on multi-platforms. Provides technical expertise to a project team and acts as a consultant to management. Accountable for hardware and software evaluations and installations. Responsible for the development of operating procedures within a specific application. Responsible for all aspects of the development, implementation and maintenance of an assigned project or system.


Technical Expertise     Level           Hourly Compensation

Cobol, PL/1 IMS DB/DC,
DB2, TSO, Telon, JCL    Programmer                 $35 - 40
  "                     Programmer Analysts        $40 - 45
  "                     Sr. P/A                    $45 - 50
  "                     Techni, 4D, Mac Internals
                        Programmer                 $45 - 50
  "                     Programmer Analysts        $50 - 55
  "                     Sr. P/A                    $60 - 65
  "                     Technical Analyst          $70 - 75